Exhibit 99.6 – Excerpt from 2011-2012 Main Estimates COMPARATIVE STATEMENT OF ESTIMATED EXPENDITURES CAPITAL ACCOUNT (In thousands of dollars)

	2010-2011 Estimate	2010-2011 Revised	2011-2012 Estimate
Capital Expenditures

Agriculture, Aquaculture and Fisheries	400	400	400
Education and Early Childhood Development	1,000	1,000	2,500
Health	10,000	10,000	15,000
Local Government	500	500	500
Maritime Provinces Higher Education Commission	15,000	15,000	7,500
Natural Resources	3,134	2,674	1,370
Regional Development Corporation	29,950	29,950	4,585
Social Development	10,600	10,600	4,700
Supply and Services	385,589	405,437	242,711
Tourism and Parks	500	500	500
Transportation	439,382	465,736	313,150

Total Capital Expenditures	896,055	941,797	592,916

Capital Recoveries - Canada

Social Development	(6,600)	(6,600)	(3,090)
Supply and Services	(6,275)	(7,975)	(1,344)
Transportation	(53,802)	(54,223)	(44,961)

Total Capital Recoveries – Canada	(66,677)	(68,798)	(49,395)

Total Net Capital Expenditures	829,378	872,999	543,521